Exhibit 99.1


              Press Conference Kicks Off First North American Titan
                        Technologies Tire Recycling Plant

PR NEWSWIRE ALBUQUERQUE, N.M., Feb. 14 /PRNewswire-FirstCall/ -- Titan Technologies, Inc. (OTC Bulletin Board: TITT) announces that on February 9, 2006 it executed a licensing agreement with PPT Holdings, Ltd., a Texas Corporation for an exclusive license to build Titan's plants in Mexico.

Titan's Board of Directors and Officers attended a news conference held by PPT and visited the proposed site of the first plant in Nuevo Laredo, Mexico on Thursday, Feb. 9, 2006 at which PPT announced the license agreement and its intent to build the first plant at a cost of $20 Million to be located in Nuevo Laredo, Mexico and be operated by a Mexican subsidiary. Among the approximately 90 people attending the press conference were the Mayor of Nuevo Laredo, representatives of the Governors of the States of Nuevo Leon, Tamaulipas and several ecological agencies along with approximately 40 members of the press including television, print and radio. Several of the principals in PPT were in the investor group that previously signed a license agreement with Titan for the exclusive rights to Mexico in fiscal 2003 that terminated in fiscal 2004.

Among the terms is an obligation by PPT to pay Titan $500,000 on or before April 30, 2006, of which Titan already has received $335,000. Titan also agreed to purchase a 5% equity interest in PPT Holdings, Ltd. for $100,000, of which Titan has paid $71,000.

The Agreement requires PPT to commence construction of the 1st facility by Sept. 15, 2006, a second facility by Sept. 15, 2007 and a 3rd facility by September 15, 2008. The Agreement also calls for payments of the balance of $900,000 for each of the first 3 plants in Mexico, a franchise fee of $1 Million for all subsequent plants and a royalty of $4/ton of tire input.

SOURCE Titan Technologies, Inc.